SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made effective as of December 1st, 2021 (the “Effective Date”), between PINE Advisors LLC, (“PINE”), and AOG Institutional Diversified Master Fund, AOG Institutional Diversified Fund, and AOG Institutional Diversified Tender Fund (the “Client”).

WHEREAS, Client is a registered closed-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933 (the “Securities Act”); and

WHEREAS, Client desires to retain PINE to perform the services referenced herein and wishes to enter into this Agreement in order to set forth the terms and conditions upon which PINE will render and implement the services specified herein;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Appointment and Delivery of Documents

(a)    The Client hereby appoints PINE, and PINE hereby agrees, to provide: an employee of PINE acceptable to the Board of Trustees of the Client (the “Board”) to serve as the Client’s Chief Compliance Officer (“CCO”), each for the period and on the terms and conditions set forth in this Agreement.

(b)    In connection therewith, the Client has delivered to PINE copies of, and shall promptly furnish PINE with all amendments of or supplements to: (i) the Client’s Certificate of Fund, Declaration of Fund and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Client’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act (the “Registration Statement”); (iii) the Client’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); (iv) each plan of distribution or similar document that may be adopted by the Client under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Client; and (v) all compliance policies, programs and procedures adopted by the Client. The Client shall deliver to PINE a certified copy of the resolution of the Board appointing the CCO hereunder and authorizing the execution and delivery of this Agreement. In addition, the Client shall deliver, or cause to deliver, to PINE upon PINE’s reasonable request any other documents that would enable PINE to perform the services described in this Agreement.

2.	Duties of PINE.

(a)   Subject to approval of the Board, PINE agrees to provide to Client the services (the “Services”) set forth in Appendix A attached hereto, which is herein incorporated by reference, upon the terms and conditions hereinafter set forth.

(b) PINE shall make available an employee of PINE who is competent and knowledgeable regarding establishing and maintaining compliance policies and procedures of registered investment companies such as Client (including, without limitation, possessing an understanding of Rule 38a-1, securities laws and regulations; experience drafting and updating compliance

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policies and procedures; and oversight of registered investment company service providers to serve as Client’s Chief Compliance Officer within the meaning of Rule 38a-1 (such individual being referred to herein as the “Chief Compliance Officer”). The Chief Compliance Officer shall report to such individuals as may be designated from time to time by Client.

(c) PINE shall comply in all material respects with any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties and Services to be performed by PINE hereunder. PINE will advise Client immediately of any violation or suspected violation and immediately discontinue any illegal conduct.

(d)  PINE shall promptly notify Client of matters that may materially adversely affect the performance by PINE of the Services.

(e)   PINE may employ or associate itself with such person or persons or organizations as PINE believes to be desirable in the performance of its duties and services hereunder; provided that, in such event, except as provided in Appendix A, the compensation of such person or persons or organizations shall be paid by, and be the sole responsibility of, PINE, and Client shall bear no cost or obligation with respect thereto; and provided further that PINE shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in connection with this Agreement to the same extent it would be for its own acts.

(f)	With respect to the Services, to the extent that PINE maintains books and records, whether created or received by it, on behalf of Client in the performance of the Services, including electronic books and records, PINE acknowledges that such books and records are the sole and exclusive property of Client (although PINE may, at its option but subject to Section 5, keep copies solely for internal backup and archival purposes and as otherwise required under this Agreement or applicable law or regulations). Upon request of Client, PINE shall provide all copies (subject to Pine’s right and obligation to retain copies as set forth in this Agreement) of any such books and records to Client, including all electronically readable or computer disk copies of any such books and records. Client shall have the right to inspect such books and records during PINE’s normal business hours upon reasonable notice, or at such other times as may be necessary. All such books and records shall be preserved by PINE for a period of at least seven (7) years or as otherwise required by the U.S. Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, in each case, as amended from time to time, unless they are delivered to Client in accordance with Section 5 or this Section 1(e). PINE will deliver all such books and records (including any electronically readable or computer disk format copies) to Client promptly upon request and upon termination of this Agreement, after which time, PINE shall have no responsibility to maintain such books and records except as may be provided by applicable law.

(g) PINE will, at all times, comply with and obey all laws, rules, regulations, ordinances, statutes, and codes applicable to it, at its sole cost and expense, and will advise Client immediately of any violation or suspected violation thereof.

(h) PINE will not fail to disclose to Client any material fact or documents which would be material or would be helpful to Client in connection with its performance of the Services hereunder.

3.	Duties of Client.

(a)   Client shall furnish PINE with instructions, explanations, information, specifications and documentation, to the extent reasonably requested for PINE to perform the Services, and shall

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give PINE reasonable notice of any changes thereto. Client shall provide PINE with all documentation it needs to perform its duties under this Agreement and not withhold any material documents, facts or information. Client shall give timely instructions to PINE in response to requests affecting the performance of the Services. Such instructions shall be in writing, or may be sent via e-mail or by such other means as may be agreed upon from time to time by PINE and Client. All oral instructions shall be promptly confirmed in writing upon PINE’s request. Client shall provide to PINE in writing the names and specimen signatures of persons authorized to give instructions hereunder. PINE shall be entitled to rely upon the identity and authority of such persons until it receives written notice from Client to the contrary. PINE shall be entitled to reasonably rely on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by Client and shall have no duty or obligation to investigate or to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation.

(b)   Client will, at all times, comply with and obey all laws, rules, regulations, ordinances, statutes, and codes applicable to it in connection with this Agreement, at its sole cost and expense and will advise PINE promptly of any material violation thereof that is material to PINE’s performance of Services.

4.	Compensation; Expenses.

In consideration for the Services to be performed hereunder by PINE, Client agrees to pay, and shall pay, PINE the fees listed in Appendix B, attached hereto, within thirty (30) days after the date of Client’s receipt of an accurate invoice therefor.

5.	Services Not Exclusive.

The Services provided by PINE hereunder are not exclusive. PINE and its affiliates may render services to other clients during the term of this Agreement, and such services may be the same or different or may rely on the same or different methods or processes as are utilized in the performance of the Services hereunder.

6.	Confidentiality.

(a) PINE agrees to keep confidential all accounting, customer, trading and other information, business records, business practices, financial data, procedures and policies, security protocols, agreements, communications and transactions of or relating to the Client and its affiliates (“Client Confidential Information”). For the avoidance of doubt, Client Confidential Information includes information regarding Client Accounts, investors in such Client Accounts, all portfolio companies and other investments of the Client and/or Client Account and any affiliate of the foregoing, all books and records of Client, Work Product, market positions, trade data, investments, portfolio holdings, trading strategies, and other proprietary and confidential information of Client, Client Accounts, investors in such Client Accounts, all portfolio companies and other investments of Client and/or Client Accounts and any affiliate of the foregoing. Client Confidential Information does not include information that (i) is in the public domain through no fault of or action by PINE; (ii) was rightfully available to PINE prior to its disclosure hereunder to PINE; (iii) was independently developed by PINE without any access to or use of Client Confidential Information; or (iv) became rightfully available from any third party not known to PINE to be under an obligation of confidentiality to Client.

PINE agrees that it shall: (i) maintain the confidentiality of the Client Confidential Information; and shall not disclose such Client Confidential Information to any third party except as set forth herein; (ii) without limiting the foregoing, PINE shall keep Client Confidential Information

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confidential; (iii)appropriately instruct employees and other authorized persons who may be accorded access to Client Confidential Information by PINE; and (iv) not use or process Client Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. PINE further represents, warrants and covenants that each of its officers, employees, directors, consultants and agents is aware of PINE’s obligations pursuant to this Section 5(a) and is subject to legal obligations of confidentiality and nondisclosure at least as restrictive as those set forth in this Section 5(a) with respect to the Client Confidential Information, including that such individuals shall not trade securities based on Client Confidential Information. PINE shall immediately notify Client of any actual or suspected misuse, unauthorized release or access of Client Confidential Information.

Notwithstanding the foregoing, PINE may disclose Client Confidential Information (A) to service providers of PINE who have a need to access such information in order to provide services to PINE and who have agreed to confidentiality and nondisclosure terms at least as restrictive as those set forth in this Section 5(a); provided that PINE shall remain liable to Client for any breaches of confidentiality by such service providers, and (B) in consultation with Client and to the extent permitted under law, if disclosure is in response to a subpoena or order issued pursuant to a valid legal process or is otherwise required by law. In the event that PINE receives any such subpoena or order or is otherwise required by law to disclose Client’s Confidential Information, such as by the production of documents or the provision of testimony, PINE shall, unless prohibited by law, promptly provide written notice thereof to Client so as to permit Client the opportunity to protect its privileges and interests at its own cost and expense. PINE shall take all steps reasonably necessary or appropriate under the circumstances to permit Client to assert all applicable rights and privileges with regard to the requested materials in the appropriate forums, and shall reasonably cooperate with Client in any proceeding relating to the disclosure sought. PINE shall be reimbursed by Client at PINE’s then-standard billing rates for PINE’s time and expenses incurred in connection with responding to such request. If PINE is nonetheless legally required by a court of competent jurisdiction to disclose Confidential Information, PINE may, without liability hereunder, disclose only that portion of the Confidential Information that is legally required to be disclosed, provided that PINE exercises its commercially reasonable efforts to preserve the confidentiality of such disclosed Confidential Information, including, without limitation, by cooperating with Client to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information. Except to the extent required by applicable law, PINE may not disclose to any third party that a relationship exists between PINE and Client unless PINE receives prior written approval from Client. PINE will not utilize Client’s name in any of its publicity or marketing without prior written approval by Client.

(b)  Client acknowledges that the advice, information and documentation provided or prepared by PINE in the performance of the Services may be proprietary to PINE. Client agrees to keep confidential all advice, information and documentation provided or prepared by PINE (“PINE Confidential Information”). For the avoidance of doubt, PINE Confidential Information includes advice, templates, data bases, intellectual property, inventions, discoveries, patentable or copyrightable matters, business strategies and operations, business records, relationships, know-how, computer programs, screen formats, report formats, interactive design techniques, concepts, and methods and processes of doing business. PINE Confidential Information does not include information that (i) is in the public domain through no fault of or action by Client; (ii) was rightfully available to Client prior to its disclosure hereunder to Client; (iii) was independently developed by Client without any access to or use of PINE Confidential Information; (iv) became rightfully available from any third party not known to Client to be under an obligation of confidentiality to PINE or (v) was developed specifically for Client. Client agrees that it shall: (i) maintain the

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confidentiality of PINE Confidential Information; (ii) appropriately instruct employees and other authorized persons who may be accorded access to PINE Confidential Information by Client; and (iii) not reproduce, use or process or disseminate or disclose to any third party PINE Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. Client further represents that each of its officers, employees, directors, consultants and agents is aware of Client’s obligations pursuant to this Section 5(b) and is subject to an obligation of confidentiality with respect to the PINE Confidential Information. Client shall notify PINE of any unauthorized release or access of PINE Confidential Information of which Client has actual knowledge. Notwithstanding the foregoing, Client may disclose PINE Confidential Information (A) to service providers and/or customers of Client who have a need to access such information and who have agreed to confidentiality terms similar to those set forth in this Section 5(b), (B) in consultation with PINE to the extent permitted under law, if required or requested to so by any regulatory authority having jurisdiction over Client or PINE or (C) to the extent required to do so by judicial or administrative process or by applicable law or regulation. For the avoidance of doubt and notwithstanding anything herein to the contrary, PINE Confidential Information does not include any Work Product or other Client Confidential Information or information or materials derived therefrom.

(c)  Anything in this Agreement to the contrary notwithstanding, PINE shall comply with all privacy and data protection laws and regulations that are or that may in the future be applicable to the Services hereunder. Without limiting the generality of the preceding sentence, PINE agrees that it shall not use or disclose to any third party any nonpublic personal information that it receives from a financial institution in connection with this Agreement, except in accordance with this Agreement. For purposes of this Section 5(c), the terms “nonpublic personal information” and “financial institution” have the meanings set forth in Section 509 of the Gramm-Leach-Bliley Act (P.L.106-102) (15 U.S.C. Section 6809) (the “GLB Act”). PINE represents and warrants that it is a nonaffiliated third party that is excepted from the Notice and Opt Out Requirements pursuant to the GLB Act.

(d) PINE shall implement and maintain technical, organizational and physical measures in accordance with generally accepted information security standards for businesses of similar size to Pine and tailored to the type of Client Confidential Information to be protected, to protect Client Confidential Information (including any nonpublic personal information relating to an identifiable natural person contained therein) against threats and hazards to such information, including without limitation accidental or unauthorized disclosure, access, damage, destruction, alteration or loss, and other forms of unlawful processing. Such measures shall be effective to comply with all laws and regulations applicable to Client. PINE further represents, warrants and covenants that it has implemented and will maintain a written information security plan consistent with applicable privacy and data security laws, including 201 C.M.R. 17.00, that specifies measures to mitigate reasonably foreseeable internal and external risks to Client’s Confidential Information. If PINE becomes aware of any actual or suspected unauthorized use of or access to Client Confidential Information (an “Incident”), PINE will take all appropriate actions to contain and mitigate the Incident and notify Client thereof as soon as possible (subject to any delays required by an appropriate law enforcement agency), to enable Client to expeditiously implement its response program. Upon request of Client, PINE will cooperate with Client to investigate the nature and scope of any Incident and to take all appropriate actions to mitigate, remediate and otherwise respond to such Incident or associated risks. Without limiting the foregoing, Client shall make the final decision on whether and how to notify any relevant clients, customers, investors, prospective investors, employees, consumers, the general public and/or other affected persons of any such Incidents, subject to applicable law.

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(e)	Client shall maintain the confidentiality of the fee arrangements set forth in this Agreement.

(f)	The obligations of the parties hereto pursuant to this Section 5 shall survive termination of this Agreement.

7.	Ownership of PINE Intellectual Property.

Except as set forth in Section 8 below, PINE shall retain title to and ownership of any and all advice, templates, intellectual property, inventions, discoveries, patentable or copyrightable matters, business strategies and operations, business records, relationships, know-how, computer programs, screen formats, report formats, interactive design techniques, concepts, and methods and processes of doing business, patents, copyrights, trade secrets and other related legal rights utilized by PINE in connection with the provision of the Services by PINE. For the avoidance of doubt and notwithstanding anything to the contrary herein, this paragraph does not apply to any Client Confidential Information.

8.	Ownership of Client Intellectual Property; Work Product.

(a) Any intellectual property, work product and other information and materials that PINE creates for Client in connection with performance of the Services or provision of Deliverables (collectively, “Work Product”) and the Deliverables will be and are the exclusive property of Client.

(b) PINE hereby assigns all right, title and interest in and to any and all Work Product and Deliverables to Client. If requested, PINE will also execute and deliver to Client other documentation that Client reasonably requests to perfect or evidence its ownership in such Work Product or Deliverables. To the extent that the rights to any such Work Product or Deliverables cannot as a matter of law be assigned to Client, PINE hereby grants Client an exclusive, royalty-free, fully paid-up, fully transferable, fully sublicensable, irrevocable, perpetual, worldwide license to reproduce, copy, distribute, make derivative works based on, use and otherwise exploit such Work Product and Deliverables.

(c) All Work Product and Deliverables that are copyrightable will be considered “works made for hire” under the applicable copyright laws. To the extent that any information or materials that are not Work Product or Deliverables (collectively, “Incorporated Materials”) are contained or incorporated in any Work Product or Deliverable, PINE grants to Client a worldwide, fully paid-up, royalty-free, perpetual, irrevocable, fully sublicensable, fully transferable, non-exclusive license to use and exploit such Incorporated Materials in connection with the Work Product and Deliverables. All right, title and interest in and to all information and materials furnished to PINE by or on behalf of Client (collectively, “Client Materials”) are and shall remain Client’s sole and exclusive property. Client hereby grants to PINE a non-exclusive, non-transferable, non-sublicensable license during the term of this Agreement to use Client Materials solely to the extent necessary to provide the Services and Deliverables.

9.	Independent Contractor.

(a)    PINE shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent Client in any way. Nothing herein shall be construed to constitute PINE as the agent or employee of Client or Client as the agent or employee of PINE, and neither party shall make any representation to the contrary. Other than the Chief Compliance Officer, employees and officers of PINE will not be employees or officers of Client or its affiliates.

(b)   It is understood that, except as required by applicable law, PINE is not acting as a fiduciary to

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Client or to any person, including Client Accounts or investors in Client Accounts, and shall have no duties or liability to the current or future shareholders of Client or its affiliates, any Client Account or any current or future investor in any Client Account or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

10.	Nature of Services.

(a) With respect to the Services provided under this Agreement,

(i)   Client acknowledges that the Services provided by PINE hereunder do not include any investment management or advisory services or regarding the advisability of purchasing or selling any securities for any Client Account. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of PINE, and PINE is not hereby agreeing, to (i) provide investment advisory, sub-advisory or management services to any Client Account, (ii) furnish any advice or make any recommendations regarding the purchase or sale of securities or other instruments or (iii) render any opinions or recommendations of any kind with respect to purchasing or selling securities or other instruments or to perform any such similar services in connection with providing the Services hereunder.

(ii)   The Services provided by PINE hereunder shall consist of advice and consulting services. All non-ministerial actions taken by Client pursuant to the advice provided by PINE shall be subject to the overall discretion, direction, and control of Client and, subject to Section 9(a)(vii) and except for PINE’s obligations and liability arising under or associated with Sections 11(b) and 12, all responsibility for such actions shall remain vested in Client at all times.

(iii)   Client acknowledges that PINE is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide, and the Services provided by PINE hereunder do not include, any public accounting or auditing services or advice. Client acknowledges that PINE is not providing any tax advice and Client shall make all of its own tax decisions.

(iv)    Client acknowledges that PINE is not a law firm and is not engaged in rendering, and the Services provided by PINE hereunder do not include, any legal services or legal advice. Nothing in this Agreement shall be deemed to appoint PINE and its officers, directors and employees as Client’s attorneys, form attorney-client relationships or require the provision of legal advice. Client acknowledges that any attorneys of PINE exclusively represent PINE and Client may not rely on PINE attorneys. Because no attorney-client relationship exists between in-house PINE attorneys and Client, any information provided to PINE or its attorneys may not be protected by attorney-client privilege and may be subject to compulsory disclosure under certain circumstances in which case PINE shall provide Client prior notice of any such disclosure and cooperate fully with Client, should Client desire to defend against such disclosure.

(v)   Client acknowledges that PINE is not rendering and will not render, and the Services provided by PINE hereunder do not and will not include, any tax advice. Client will rely solely on the tax advice of its own tax advisors. Any discussion by PINE of any tax matters in the course of, or in connection with, the provision of the Services is not intended to be used, and cannot be used, by any person for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or applicable state or local tax law provisions or (ii) promoting, marketing or recommending to another party any tax-related matters.

(vi) Upon approval and appointment by the Board, PINE shall serve as Client’s Chief Compliance Officer and provide those Services as outlined in Appendix A. In doing so, PINE shall ensure applicable state and SEC regulatory requirements are met. PINE shall also provide any advice and

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recommendations to Client as is necessary to comply with those requirements, but all decisions in connection with the implementation of PINE’s advice and recommendations shall be and remain the responsibility of the Client; provided that (1) PINE acknowledges that Client intends to rely on the Services, advice and recommendations (as applicable) provided by PINE in furtherance of Client’s satisfaction of its compliance obligations, and (2) PINE shall be responsible for any failure to comply with such requirements that arise out of (x) the fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct (as such terms are defined below), in each case, with respect to the Services, advice or recommendations provided by PINE, or (y) a material breach of this Agreement by PINE. If the Board of the Client determines that PINE has failed to provide a Chief Compliance Officer that is satisfactory, the Board may, at any time and without penalty or additional fees, terminate the provided Chief Compliance Officer. If such termination occurs, the Client and PINE will amend the Agreement accordingly to reflect a change of Services.

11.	Liabilities.

(a)   PINE shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that PINE shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by Client (including attorney’s fees, disbursements, consequential, indirect, punitive, exemplary or special damages) except to the extent caused by fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct breach of this Agreement, or other actionable violation of law by PINE. PINE shall be responsible for the performance of only such duties as are set forth in this Agreement or as may be imposed by law and (except as set forth in Section 12) shall have no responsibility for the actions or activities of any other party. PINE shall have no liability arising from or relating to any third party hardware, software, information or materials selected by Client. For purposes of this Agreement, “Recklessness” means that PINE actually knew its actions would likely result in substantial harm to the Client; “Gross Negligence” means an act or failure to act which materially deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof; and “Willful Misconduct” means a wrongful, intentional act or failure to act with intentional disregard of the harm that could result thereof.

(b)  The liability of Client to PINE for any and all claims relating to this Agreement or Services provided by PINE hereunder, whether a claim be in tort, contract, or any other theory of law, and whether by statute or otherwise, shall not, in the aggregate, exceed the total professional fees paid by Client to PINE under this Agreement, except to the extent that it is determined, pursuant to an order of a court of competent jurisdiction that is not subject to a timely filed appeal, that the claim resulted from the fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct of Client.

(c)    Without in any way limiting the generality of the foregoing, neither party shall in any event be liable for, nor shall it be considered a breach by such party of this Agreement with respect to, any loss or damage arising from causes beyond its control, including, without limitation, delay or cessation of Services or other obligations hereunder or any damages to the other party resulting therefrom as a result of any power or other mechanical failure, computer virus, computer hacking, natural disaster, change in law or regulation or other governmental action, Internet outage or outage of other networked environment), act of terrorism, fire, public health crisis, or other cause, whether similar or dissimilar to any of the foregoing, in the case of each of the foregoing, which was not within such party’s control (“Force Majeure Events”).

(d)     NEITHER PARTY NOR THEIR MEMBERS OR EMPLOYEES SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE (INCLUDING, WITHOUT

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LIMITATION, RELATED ATTORNEYS’ FEES), WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT FORESEEABLE, EVEN IF SUCH PARTY, ITS MEMBERS, OR ITS EMPLOYEES HAVE BEEN ADVISED OR WERE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

(e)  PINE is authorized and instructed to rely upon the information it receives from Client or its affiliates or any third party agent authorized by Client to provide such information to PINE. Client, its affiliates and any third party agents from which PINE shall receive or obtain certain records, reports and other data related to the Services provided hereunder, are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. PINE has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by Client as a result of PINE’s reasonable reliance on and utilization of such information. PINE shall have no responsibility and shall be without liability for any loss or damage caused by the failure of Client, its affiliates or any third party agent to provide it with the information reasonably requested by PINE pursuant to and in accordance with Section 2(a) above.

(f)  PINE shall have no liability for non-compliance by Client with all applicable requirements of any laws, rules and regulations of governmental authorities having jurisdiction over Client, including, for the avoidance of doubt, U.S. securities and/or international tax laws and regulations, as applicable; provided that PINE shall be liable to Client for any such non-compliance that arises out of the fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct, a breach of this Agreement, or other actionable violation of law by PINE.

12.	Representations and Warranties.
(a)	Client represents, warrants, and covenants to PINE as follows:

(i)  Client has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement.

(ii)   The performance by Client of its obligations under this Agreement will not conflict with, violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which Client is a party or by which Client is bound or to which any of the property or assets of Client is subject, or any order, rule, law, regulation, or other legal requirement applicable to Client or to the property or assets of Client.

(iii)    Client has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties and assets, the violation of which would materially adversely affect Client’s and PINE’s performance of their obligations under this Agreement.

(iv)   Client is duly organized and validly existing under the laws of the relevant jurisdiction and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(v)   Client has completed, obtained and performed, and will maintain in full force and effect during the term of this Agreement, all registrations, filings, approvals, authorizations, consents, licenses or examinations required by any government, governmental authority or other regulatory agency necessary to receive the Services and perform its obligations under this Agreement.

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(vi)   There is no administrative, civil or criminal proceeding pending or threatened against Client that is reasonably likely to have a material adverse effect on Client’s or PINE’s business or financial condition or its ability to perform its obligations under this Agreement.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time Client shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, Client shall promptly notify PINE of the occurrence of such event.

(b)	PINE hereby represents, warrants and covenants to Client as follows:

(i)  PINE has full power and authority and is permitted by applicable law to enter into and carry out the Services and its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(ii) PINE has access to the necessary facilities, equipment and personnel with the requisite knowledge and experience to assist the Chief Compliance Officer in the performance of his and/or her duties and obligations under this Agreement.

(iii)             The performance by PINE of the Services and its obligations under this Agreement will not conflict with, violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which PINE is a party or by which it is bound or to which any of the property or assets of PINE is subject, or any order, rule, law, regulation, or other legal requirement applicable to PINE or to the property or assets of PINE.

(iv)    PINE has complied and will continue to comply with (and the Services, Work Product, Deliverables, including Incorporated Materials, and any and all other advice, information and documentation furnished by PINE, shall comply with) all applicable laws, rules, and regulations, the violation of which could materially adversely affect PINE’s performance of the Services and/or its obligations under this Agreement. PINE has completed, obtained and performed all registrations, filings, licenses, approvals, and authorizations, consents or examinations required by any government or governmental authority to which PINE is subject, to perform the activities contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

(v)     PINE is duly organized and validly existing under the laws of the state of Colorado and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(vi)  There is no investigation or administrative, civil or criminal proceeding pending or threatened against PINE that is reasonably likely to have a material adverse effect on PINE’s business or financial condition or its ability to perform the Services and/or its obligations under this Agreement.

(vii)            PINE shall report to the Board immediately if PINE learns about Chief Compliance Officer malfeasance, in the event that the Chief Compliance Officer is terminated as an officer by another fund or terminated by PINE or in the event that PINE learns that the Chief Compliance Officer may be/is subject to a disqualification under the federal securities laws, including a disqualification set forth in section 9 of the 1940 Act.

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(viii)         (1) The Services will be performed in a high quality, timely, professional and workmanlike manner; (2) the Services will be performed by appropriately trained personnel; (3) the Services and Deliverables will conform to the applicable requirements and specifications set forth in this Agreement; and (4) the Services, Deliverables and Work Product (including Incorporated Materials) shall not misappropriate or infringe any patent, copyright, trademark, trade secret or other proprietary or intellectual property right of any third party.

(ix)  The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time PINE shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, PINE shall promptly notify Client of the occurrence of such event.

(c)   PINE MAKES NO REPRESENTATIONS OR WARRANTIES, NOR SHALL PINE HAVE ANY LIABILITY, WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES SELECTED BY CLIENT AND NOT PROVIDED BY PINE UNDER THIS AGREEMENT.

(d)     EXCEPT AS PROVIDED IN THIS AGREEMENT, (I) THE REPRESENTATIONS AND WARRANTIES MADE BY PINE IN THIS AGREEMENT, AND THE OBLIGATIONS OF PINE UNDER THIS AGREEMENT, RUN ONLY TO CLIENT AND NOT ITS AFFILIATES, CLIENT ACCOUNTS, INVESTORS IN ANY CLIENT ACCOUNTS OR ANY OTHER PERSONS AND (II) UNDER NO CIRCUMSTANCES SHALL ANY AFFILIATE, CLIENT ACCOUNT, INVESTOR IN ANY CLIENT ACCOUNT OR ANY OTHER PERSON BE CONSIDERED A THIRD PARTY BENEFICIARY OF THIS AGREEMENT OR OTHERWISE ENTITLED TO ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

13.	Indemnification.

PINE agrees to indemnify and hold harmless the Client, its officers, directors, contractors, agents and employees (collectively “Client”) against all damages, liabilities and costs, including reasonable attorneys’ fees, to the extent arising out of or related to: (a) fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct, a material breach of this Agreement by PINE or anyone for whom Consultant (as defined below) is legally liable, or other actionable violation of law by PINE; or (b) PINE’s collection, processing, storage, use, transmission or destruction of Confidential Information to the extent any such damage, liability or cost does not result from the acts or omissions of Client (as such term is used in this paragraph), including without limitation any Incident. For purposes of this Agreement, “Recklessness” means that PINE actually knew its actions would likely result in substantial harm to the Client; “Gross Negligence” means an act or failure to act which materially deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof; and “Willful Misconduct” means a wrongful, intentional act or failure to act with intentional disregard of the harm that could result thereof.

Client agrees to indemnify and hold harmless PINE, its officers, directors, contractors, agents and employees (collectively “Consultant”) against all damages, liabilities and costs, including reasonable attorneys’ fees, to the extent caused by fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct or a material breach of this Agreement by Client. Neither Client nor Consultant shall be obligated to indemnify the other party in any manner whatsoever for the other party’s own negligence.

The indemnification obligations of this Section 12 shall survive termination of this Agreement.

14.	Non-Solicitation.
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(a)   During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, Client and its affiliates shall not, directly or indirectly, either for themselves or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by Client or its affiliates to be in the employment of PINE or its affiliates without a written agreement between PINE and Client.

(b)   During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, PINE and its affiliates shall not, directly or indirectly, either for itself or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by PINE or its affiliates to be in the employment of Client or its affiliates.

(c)   PINE and Client acknowledge and agree that, due to the uniqueness of the Services to be provided by, and access of, their respective employees, and the confidential nature of the information such employees will possess, the covenants set forth herein are reasonable and necessary for the protection of their business and goodwill. PINE and Client expressly acknowledge the importance to each of them of the covenants set forth in this Section 13 and recognize that each of them would not enter into this Agreement and/or would not permit the access to its services, records or confidential information without the other’s consent hereto.

(d)	The obligations of this Section 13 shall survive termination of this Agreement.

15.	Term.

This Agreement shall commence on date hereof and shall continue in full force and effect (i) with respect to the initial services listed in Appendix A until the completion of such projects and (ii) with respect to the ongoing services listed in Appendix A, for a period of twelve (12) months from the commencement of the Services (the “Initial Term”) and thereafter shall be automatically extended for two successive twelve (12) month terms (each, a “Renewal Term”), provided, however, that either party may terminate this Agreement pursuant to Section 15 below (or as found elsewhere herein). The terms, fees and services provided under this Agreement are subject to review every twelve months by PINE and the Client and can be mutually amended at that time, including the Term can be extended beyond twelve (12) month periods as agreed to by PINE and Client. Absent an increase in the scope of services provided by PINE, the cost of services provided shall not increase more than 3% every 12 months.

16.	Termination.
(a)	This Agreement shall be terminated as follows:

(i)   Upon at least ninety (90) days’ written notice from Client or upon at least ninety (90) days’ written notice from PINE; or

(ii)   by Client, immediately upon written notice to PINE, if: (1) PINE commits any material breach of its obligations under this Agreement and if such breach is curable, shall fail, within fifteen (15) days of receipt of notice served by Client requiring it to cure such breach, to cure such breach; or (2) PINE is in material breach of its representations or warranties under this Agreement and if such breach is curable, shall fail, within fifteen (15) days of receipt of notice served by Client requiring it to cure such breach, to cure such breach; (3) PINE or its affiliates engage in activity or conduct which Client reasonably believes to be in violation of applicable law and if such breach is curable, shall fail, within fifteen (15) days of receipt of notice served by Client requiring it to cure such

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violation, to cure such violations; (4) the termination and dissolution of the Client, or deregistration of the Client under the 1940 Act and the SEC Act of 1933 (5) PINE becomes insolvent, goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of the assets of PINE; or

(iii) with respect to the Fund’s Chief Compliance Officer (the “CCO”), and without penalty by either party, by the Board on sixty (60) days’ written notice to PINE. Should the employment of the individual designated by PINE to serve as the Client’s CCO be terminated for any reason, PINE may designate another qualified individual, subject to ratification by the Board and the independent trustees of the Board, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new; or

(iv) by PINE, immediately upon written notice to Client, if: (1) Client commits any material breach of its obligations under this Agreement and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach; (2) Client is in material breach of its representations or warranties under this Agreement and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach; (3) Client or its affiliates engage in activity or conduct which PINE reasonably believes to be in violation of applicable law and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such violation, to cure such violation; (4) Client fails to provide necessary instructions, explanations, information, specifications and documentation in accordance with Section 2(a) above, on an ongoing basis and fails, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such ongoing failure, to cure such ongoing failure; (5) Client refuses to follow advice provided by PINE with respect to accounting and/or compliance matters relating to Client Accounts, on an ongoing basis and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such ongoing failure, to cure such ongoing failure, unless Client provides information to PINE explaining the basis for its refusal to follow PINE’s advice and such basis for refusal does not violate applicable law and/or regulations; (6) Client becomes insolvent, goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of the assets of Client; or Client is more than ninety (90) days in arrears on fees invoiced and duly owed and such default has not been cured within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach.

(b) For the avoidance of doubt, Client understands and agrees that to the extent, subsequent to the execution of this Agreement, Client hires either internal or external resources to provide services duplicative of those listed in Appendix A hereto, such activity will in no way (i) excuse any payment obligation of Client for fees due under this Agreement as detailed in Appendix B hereto, or (ii) affect in any way the term of this Agreement unless otherwise terminated in accordance herewith.

In the event that Client decides to procure services, internal or external, that are duplicative of the Services, or if Client decides to hire full time employment to perform the services rendered by PINE, Client will inform PINE of their intentions and start a process of renegotiating the terms of the Services or otherwise will provide notice of termination as described in Section 15(a). PINE agrees to work collaboratively with Client on a smooth transition of services and coverage.

(c)   In the event of a termination of this Agreement, PINE agrees to (i) use reasonable efforts to assist Client, and any successor service provider(s) appointed by Client, in connection with the related transition of the Services to any such new service provider(s) or to Client internally, as applicable, which includes without limitation providing 15 hours of training services (or such amount of

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training as is deemed reasonably necessary and appropriate) and (ii) promptly return to Client any Confidential Information, including, without limitation, the books and records of Client in accordance with Section 1(f).

17.	Assignment.

This Agreement shall bind, benefit and be enforceable by and against PINE and Client and, to the extent permitted hereby, each of their respective successors and assigns. Neither party hereto shall assign this Agreement or any of its rights hereunder without the other’s prior written consent.

18.	GOVERNING LAW.

PINE AND CLIENT HEREBY AGREE THAT THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF COLORADO. PINE AND CLIENT FURTHER AGREE THAT SUBJECT TO SECTION 18 HEREOF, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO OR IN THE COURTS OF THE STATE OF COLORADO, AS PINE AND CLIENT, AS THE CASE MAY BE, MAY ELECT, AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF PINE AND CLIENT HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING THE JURISDICTION OF THE AFORESAID COURTS.

19.	Dispute Resolution.

(a)  If any dispute arises under this Agreement, including any dispute as to the enforceability, or not, of this Section 18(a), the parties will make a good faith effort to resolve the dispute before commencing any action, suit, or other proceeding. The parties will meet to discuss the dispute no later than 30 days after either party gives written notice to the other party that such a dispute exists. At such meeting, a partner of PINE and an officer of Client who have authority to resolve the dispute, will be in attendance. No action, suit, or other proceeding may be commenced before the parties have met pursuant to this Section 18(a) to resolve the issue at hand. Both parties recognize that more than one meeting may be required to find a resolution.

(b)  The parties hereby agree that if any matter arising under this Agreement, including any matter involving the enforceability, or not, of this Section 18(a), is not settled by meeting pursuant to Section 18(a), such matter shall be resolved by confidential arbitration in the State of Colorado, County of Denver by a single arbitrator experienced in dispute resolution regarding the securities industry in accordance with the Commercial Rules of the American Arbitration Association (“AAA”), as amended from time to time. To the extent the parties are unable to agree on a single arbitrator, or in the event that one party does not agree to participate in arbitration, the parties will, within three (3) days of either party’s written demand, each nominate one arbitrator. In the event that both parties comply with the requirement to each nominate one arbitrator, the parties may then mutually agree to use either such arbitrator, but if no agreement is reached within three (3) days of the latter nomination, the two nominated arbitrators will meet and select a third arbitrator, who will arbitrate the dispute. In the event that only one party complies with the requirement of nominating an arbitrator (in the event of a disagreement over the selection of an arbitrator), or if only one party agrees to participate in arbitration in the first instance, then the arbitrator selected by that party shall preside. The arbitrator’s award shall be final and binding upon the parties that are party to the dispute, and judgment upon the award may be entered in any state or federal court of competent jurisdiction in the State of Colorado, or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. The parties mutually agree that the arbitrator shall have no authority to award punitive, consequential or similar damages to the prevailing party and shall only have authority to award

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actual, out-of-pocket losses. The prevailing party shall be entitled to the recovery of its attorneys’ fees and costs incurred in such arbitration. Unless and until a prevailing party is determined by the arbitrator, each party shall bear their own costs of arbitration during the course of the proceedings. Each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek injunctive relief in the courts of any competent jurisdiction as may be necessary or appropriate; and (iv) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings and arbitration award shall be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award and for disclosure in confidence to the parties’ respective attorneys, tax advisors and senior management and to family members of a party who is an individual. The parties hereto understand that each party’s right to appeal or to seek modification of rulings in an arbitration is severely limited. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated in this Agreement.

20.	Waiver of Jury Trial.

THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT. THE PARTIES EACH ACKNOWLEDGE THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY TO HAVE LEGAL COUNSEL REVIEW THE WAIVER. THE WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

21.	Amendment; Waiver.

This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by either party to assert its or his rights hereunder on any occasion or series of occasions.

22.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or if sent by U.S. First Class mail, postage pre-paid, or by other electronic means (such as email), addressed as follows (or such other addresses as to which notice is given):

To PINE:

Derek Mullins PINE Advisors LLC 501 S. Cherry Street, Suite 1090 Denver, Colorado 80246 (720) 651-8002

Derek@pineadvisorsolutions.com

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To Client:

Frederick Baerenz, AIF

AOG Institutional Diversified Master Fund

AOG Institutional Diversified Fund

AOG Institutional Diversified Tender Fund

11911 Freedom Drive Suite 730

Reston, VA 20190-5672

703-757-8020

fbaerenz@aogwealth.com

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IN WITNESS WHEREOF, the parties have each executed and delivered this Agreement with the intent that this Agreement be effective as of the Effective Date.

Date:

Derek Mullins

Co-Founder and Managing Partner

PINE Advisors LLC

Date:

Frederick Baerenz

President & CEO

AOG Institutional Diversified Master Fund

AOG Institutional Diversified Fund

AOG Institutional Diversified Tender Fund

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APPENDIX A

Fund Chief Compliance Officer (“CCO”) Services

Fund CCO Services

}	Provide a qualified CCO to serve as the Fund CCO
}	Initial drafting of Fund compliance policies and procedures
}	Initial and ongoing testing of Fund compliance policies and procedures
}	Annual 38a-1 review and report of findings
}	Service provider oversight and periodic due diligence to ensure adequate service levels and compliance procedures
}	Annual on-site visits to the Adviser and Fund service providers, as needed with reasonable travel expenses paid by the Fund
}	Prepare quarterly and annual reports to the Fund Board and attend Board meetings
}	Incorporate any new or amended regulations into the Fund compliance policies and procedures as needed
}	Coordinate and serve as point contact for SEC exam of the Fund
}	Provide Fund AML program and serve as AML Officer of the Fund

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APPENDIX B

 ___________________________

**Out of pocket expenses to be approved by Client in advance for any amount over $250.

*50% of the initial setup fees will be due upon execution of the service agreement and the remaining 50% will be due upon completion.